Exhibit 99.1

Senomyx, Inc. REGAINS COMPLIANCE With nasdaq

minimum bid price listing requirement

SAN DIEGO, CA - November 30, 2017 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients and natural high intensity sweeteners for the food, beverage, and ingredient supply industries, announced today that it has received written notification from The Nasdaq Stock Market notifying the Company that it has regained compliance with the minimum bid price requirement for continued listing on The Nasdaq Global Market, because the closing bid price of the Company’s common stock has been greater than $1.00 for the last 10 consecutive business days (from November 14 through November 28, 2017). Accordingly, the Company has regained compliance with Nasdaq Listing Rule 5450(a)(1) and Nasdsaq considers the matter closed.

About Senomyx, Inc.

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Company Contact:
Dave Humphrey
Vice President, Finance
Senomyx, Inc.
858-646-8305
Dave.Humphrey@Senomyx.com Investor Relations: Matt Glover and Tom Colton Liolios Group, Inc. 949-574-3860 SNMX@liolios.com

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